Exhibit 21.1

AIR T, INC.

LIST OF SUBSIDIARIES AND

CONSOLIDATED VARIABLE INTEREST ENTITIES

Percent Ownership
Air T Global Leasing, LLC, a North Carolina limited liability company	100%
CSA Air, Inc., a North Carolina corporation	100%
Global Aviation Services, LLC, a North Carolina limited liability company	100%
Global Ground Support, LLC, a North Carolina limited liability company	100%
Mountain Air Cargo, Inc., a North Carolina corporation	100%
Space Age Insurance Company, a Utah corporation	100%
Stratus Aero Partners LLC, a Delaware limited liability company	100%
Jet Yard, LLC, an Arizona limited liability company	100%
AirCo, LLC, a North Carolina limited liability company	100%
AirCo 1, LLC, a Delaware limited liability company	100%
AirCo Services, LLC, a North Carolina limited liability company	100%
Contrail Aviation Support, LLC, a North Carolina limited liability company	79%
2587493 Ontario, Inc., an Ontario Corporation	100%
Delphax Technologies Inc., a Minnesota corporation	38%*
Delphax Technologies Canada Limited, an Ontario corporation	**
Delphax Technologies Limited, a United Kingdom corporation	**
Delphax Technologies S.A.S., a France joint stock company	**

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*	Percent ownership assumes conversion by Air T of all shares of Series B Preferred Stock of Delphax Technologies Inc. into shares of common stock of Delphax Technologies Inc.

**	Wholly owned subsidiary of Delphax Technologies Inc.